Exhibit 99.1
Valeant Pharmaceuticals International
Reconciliation of GAAP Cash Flow to Non-GAAP Cash Flow from Operating and
Financing Activities
(In thousands)

Other Data	Three Months Ended
	March 31,
	2009			2008
			Adjusted	GAAP &
	GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Cash Flow	Adjustment (b)	Cash Flow	Cash Flow
Cash flow provided by (used in):

Operating activities, continuing operations	$37,822	$13,277	$51,099	$50,426
Operating activities, discontinued operations	(2,149)		(2,149)	(7,457)
Investing activities (a)	(36,566)		(36,566)	136,505
Financing activities (a)	(43,737)	(13,277)	(57,014)	(348)
Effect of exchange rate changes on cash and cash equivalents (a)	(15,043)		(15,043)	9,606

Net increase (decrease) in cash and cash equivalents (a)	(59,673)	—	(59,673)	188,732
Net decrease in marketable securities (a)	(13,263)		(13,263)	(30,960)

Net increase (decrease) in cash and marketable securities (a)	$(72,936)	$—	$(72,936)	$157,772

(a)	Includes results from discontinued operations.

(b)	Payments of accreted interest on long-term debt and notes payable. During the quarter ended March 31, 2009, $13.3 million of the total $64.3 million paid to repurchase 3% convertible notes is allocated to operating cash flows for GAAP purposes. The amount allocated is substantially comprised of the amount of interest cost that had been accreted through GAAP earnings for the notes repurchased in accordance with FSP APB 14-1 adopted on January 1, 2009 applied retrospectively to all periods presented. Prior to the implementation of FSP APB 14-1, such amounts would have been included as payment of debt in financing cash flows.

To supplement the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as acquired in-process research and development, restructuring, asset impairments and dispositions, amortization expense, the non-GAAP tax effect of such charges and payments of accreted interest on long-term debt and notes payable. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.